investment ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 17th day of November, 2021, by and between Catholic Responsible Investments Funds (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Christian Brothers Investment Services, Inc. (the “Adviser”), an Illinois corporation with its principal place of business at 125 S. Wacker Drive, Suite 2400, Chicago, IL 60606.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1. The Adviser’s Services.

(a) Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Funds. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Funds with investment research, advice, and supervision, and shall furnish continuously an investment program for each of the Funds, consistent with the investment objectives and policies of the Fund. With respect to each Fund, the Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of each of the Funds and to adhere on each Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b) Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting a Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c) Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Funds’ custodian and/or broker(s) promptly to forward to the Adviser or designated service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Funds (other than materials relating to legal proceedings against the Funds). The Adviser also may instruct the Funds’ custodian and/or broker(s) to provide reports of holdings in the portfolios of the Funds. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Funds’ custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

(d) Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement by Adviser.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records required to be maintained by any administrator, custodian, or transfer agent appointed by the Trust) relating to the Adviser’s responsibilities provided hereunder with respect to the Funds, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business.

(e) Holdings Information and Pricing. The Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide, upon request, any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Fund net asset value in accordance with procedures and methods established by the Board.

(f) Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Funds as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

2. Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall ensure that the Adviser’s “Access Persons” (as that term is defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser promptly shall notify the Trust of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

3. Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines, or procedures. In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with said certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c) Subadvisers. In carrying out the Adviser’s responsibilities hereunder in regard to each of the Funds referenced in Schedule A to this Agreement, the Adviser, in the Adviser’s sole discretion to the extent permitted by applicable law, any exemptive orders issued by the SEC applicable to the Funds, or any SEC staff no-action letter applicable to a Fund, shall have the authority hereunder to select, employ, retain, or otherwise avail itself of the services of other persons or entities registered as investment advisers under the Advisers Act (a “subadviser”), including, without limitation, affiliates of the Adviser, at the Adviser’s own cost and expense on such terms as the Adviser shall determine to be necessary, desirable, or appropriate, to perform some or all of the services for which the Adviser is responsible pursuant to this Agreement. Retention of one or more subadvisers in no way shall reduce or relieve the responsibilities or obligations of the Adviser under this Agreement, and the Adviser shall supervise and oversee the activities of any said subadviser and the Adviser shall be responsible for all acts and omissions of said subadvisers in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties. Any said subadviser shall be registered under the Advisers Act, be in good standing with the Commission, and be capable of performing the subadviser’s subadvisory duties pursuant to a subadvisory agreement approved by the Trust’s Board and, except as otherwise permitted by the 1940 Act or by Commission rule or regulation, a vote of the majority of the outstanding voting securities of the applicable Fund.

(d) Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

4. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek for each Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5. Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6. Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments. To the extent that expenses to be borne by the Trust or a Fund pursuant to this Section 6 are paid by the Adviser, the Trust, acting on behalf of the Fund, shall reimburse the Adviser for such expense.

7. Representations, Warranties, and Covenants.

(a) Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b) ADV Disclosure. The Adviser has provided the Trust with a copy of Part 1 of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part 2 of the Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission or updating Part 2 of the Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Name “Catholic Responsible Investments.” The Adviser has the right to use the name “Catholic Responsible Investments” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Catholic Responsible Investments” in connection with the management and operation of the Funds until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the name “Catholic Responsible Investments.”

(e) Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide: (i) prior written notice to the Trust of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) notice if any material claims are made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8. The Names “Catholic Responsible Investments” and “Magnus” The Adviser grants to the Trust a limited, non-exclusive, non-sublicenseable, non-transferrable license to use the name and trademark “Catholic Responsible Investments” (the “CRI Name”) as part of the name of the Trust and/or any Fund for the duration of this Agreement or until such license is terminated pursuant to this Section and a limited, non-exclusive, non-sublicenseable, non-transferrable license to use the name and trademark “Magnus” (the “Magnus Mark” and, together with the CRI Mark, each a “Licensed Mark” and collectively the “Licensed Marks”) as part of the name of any Fund for the duration of this Agreement or until such license is terminated pursuant to this Section. The foregoing authorization by the Adviser to the Trust to use the Licensed Marks is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Licensed Marks; the Trust acknowledges and agrees that, as between the Trust and the Adviser, (i) the Adviser has the right to use, or authorize others to use, the Licensed Marks, (ii) the Adviser is the sole owner of the Licensed Marks, all rights therein and all goodwill associated therewith, and (iii) all rights arising from use of the Licensed Marks by the Trust shall inure to the benefit of the Adviser. The Trust shall: (1) use the Licensed Marks only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Licensed Marks; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Licensed Marks and shall promptly make any changes reasonably to such promotional materials requested by Adviser with respect to such use; and (b) shall change the name of the Trust and any Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to one or both Licensed Marks and thereafter shall not transact any business using such Licensed Mark(s) (including the use of such Licensed Mark(s) in the name of the Trust or any Fund).

9. Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by each Fund.

The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10. Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11. Non-Exclusive Services. The Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Trust.

Nothing in this Agreement shall limit or restrict the Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Trust. The Adviser shall have no obligation to acquire for the Trust a position in any investment which the Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

12. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

13. Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)	The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)	The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)	This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of each Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)	Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of each of the Funds and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser, provided, however, the Adviser may retain copies of the Fund Books and Records.

14. Certain Definitions. For the purposes of this Agreement:

(a)	“Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)	“Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

15. Liability of the Adviser.

(a) The Adviser shall not be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment made by the Adviser or for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relate, except a loss resulting from a breach of fiduciary duty or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). In addition, the Adviser shall not be liable or responsible for:

(1) Adviser's failure to effect a transaction, if the Adviser reasonably believed that such transaction may constitute a violation of an applicable law, rule or regulation, or the breach of a fiduciary duty, prohibited transaction or confidential relationship between the Adviser and any other person;

(2) damages, costs and losses arising as a result of the use of email or fax as means of transmitting communications, including by reason of a failure or an error during transmission or receipt, incomplete or inaccurate instructions, abuse or fraudulent use;

(3) for the selection of service providers to the Trust and the Funds or any loss or damage incurred by reason of any act or omission of any administrator, custodian, or other service provider appointed by the Board;

(4) any delay or failure to perform its obligations under this Agreement, if such delay or failure arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of Adviser, or an act of God, or war, or terrorist act, or compliance with any law or governmental order of directive;

(5) the actions or inactions of brokers, counterparties, futures commission merchants or clearing organizations, except to the extent the Adviser's liability is required by applicable law;

(6) where, after having served a notice designating an early termination date or an event of default in connection with a derivatives transaction, it transpires that no event of default had occurred or that at the relevant time the event of default was no longer continuing; or

(7) for taking any action that it considers appropriate during an event of default, a termination event, an early termination event or a liquidation event, including in respect of: any losses, costs, liabilities, claims or expenses incurred by a Fund as a result of such action, or any resulting breach of a Fund's investment objectives or guidelines.

Certain federal laws, including federal securities laws, impose liabilities under certain circumstances on persons who act in good faith and therefore nothing contained herein shall in any way constitute a waiver or limitation of any rights that the Trust may have under any such federal laws.

16. Indemnification.

(a) The Funds shall indemnify and hold harmless the Adviser, each affiliated person of the Adviser and each person who controls the Adviser against any and all losses, claims, damage, expense or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) are not the result of disabling conduct of the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of the Independent Trustees or (b) an independent legal counsel in a written opinion.

The Adviser shall be entitled to advances from the Trust for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the applicable law. The Adviser shall provide to the Trust a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Trust has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, the following additional conditions shall be met: (a) the Adviser shall provide a security in form and amount acceptable to the Trust for its undertaking; and (b) a majority of a quorum of Independent Trustees, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that the Adviser will ultimately be found to be entitled to indemnification.

(b) The Adviser shall indemnify and hold harmless the Funds, each affiliated person of the Funds and each person who controls the Funds against any and all losses, claims, damage, expense or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) are the result of disabling conduct of the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Adviser was liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was liable by reason of disabling conduct by (a) the vote of a majority of a quorum of the Independent Trustees or (b) an independent legal counsel in a written opinion.

17. Confidentiality.

(a) From time to time, a party (the “Discloser”) may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to the Discloser’s or the Discloser’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by the recipient of the information (the “Recipient”); (b) any information that is disclosed to the Recipient on a non-confidential basis by a third party who, to the Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by the Recipient independently of, and without reference to, any Confidential Information disclosed by the Discloser to the Recipient.

(c) The Recipient acknowledges that any Confidential Information provided by the Discloser shall be used by the Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. The Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as the Recipient uses in protecting the Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of the Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to the Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by the Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither the Discloser nor any of the Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Recipient agrees that none of these persons shall have any liability to the Recipient or any of the Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) The Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of the Discloser. The Recipient agrees that a violation of any material provision of this Agreement may cause the Discloser irreparable injury for which the Discloser would have no adequate remedy at law, and agrees that the Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to the Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the Recipient shall reasonably cooperate at the Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

18. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

19. Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

20. Change In the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to said change being effected.

21. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

22. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Miscellaneous. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Michael G. Beattie
Name: Michael G. Beattie
Title: President

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name: Jeffrey A. McCroy
Title: President and Chief Executive Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

dated November 17, 2021, between

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

and

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate
Catholic Responsible Investments Magnus 45/55 Fund	0.00%
Catholic Responsible Investments Magnus 60/40 Beta Plus Fund	0.00%
Catholic Responsible Investments Magnus 60/40 Alpha Plus Fund	0.00%
Catholic Responsible Investments Magnus 75/25 Fund	0.00%
Catholic Responsible Investments Ultra Short Bond Fund	0.25%
Catholic Responsible Investments Short Duration Bond Fund	0.30%
Catholic Responsible Investments Opportunistic Bond Fund	0.35%
Catholic Responsible Investments Bond Fund	0.30%
Catholic Responsible Investments Equity Index Fund	0.06%
Catholic Responsible Investments Multi-Style US Equity Fund	0.60%
Catholic Responsible Investments International Equity Fund	0.74%
Catholic Responsible Investments Small-Cap Fund	0.20%
Catholic Responsible Investments International Small-Cap Fund	0.96%

A-1